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November 26,1996

John Hontz, Ph.D.
210 Woodhaven Road
Greenville, NC  27834

Dear John:

It is a pleasure to offer you the position of Vice President, Research and Development at CIMA LABS INC. You will report directly to me. The details of your offer are as follows:

1. Base Salary: $5192.31 per pay period (bi-weekly) which is the equivalent of $135,000 annually.
2. Executive Bonus: Eligible to receive up to 40% of your salary as additional compensation in some combination of cash and stock options based on the performance of the company meeting objectives and your performance meeting objectives.
3. Executive Severance: If within the first year of employment you are terminated without cause by the company, you will receive six months salary.
4. Stock Options: 36,000 shares of stock at an option price of $X.XX per share subject to standard employee stock option requirements. The option price will be determined by the closing price on the first day of your employment.
5.  Vacation:  You will receive 4 weeks of vacation on an annual basis.
6. Moving Expenses. Relocation to the Minneapolis/St. Paul area according to the enclosed CIMA moving policy. In addition, you will receive a one-time moving bonus of $25,000. As an exception to the moving policy we will reimburse you for temporary living expenses for three months and will reimburse you for flights home every other weekend. You will also be reimbursed for two house hunting trips.

This offer is contingent upon passing a physical at a medical clinic of our choice as well as agreeing to and completion of drug testing. CIMA is a drug free environment.

Enclosed is a summary of company provided benefits and the medical and dental employee benefits costs. I am also providing you with a packet of information outlining the Medica medical insurance and the Guardian dental/life/AD&D/LTD/STD insurance.

Also enclosed is a copy of the CIMA LABS INC., employment agreement for your signature.

John, we are very excited about your joining CIMA. The development of new technology is the lifeblood of a company like ours. We believe you can help us be more innovative in that area. I look forward to hearing of your acceptance soon. Please sign and date in the space provided and fax back to me at (612) 947-8770.

Sincerely,


John M. Siebert, Ph.D.
JMS:rjg
Enclosures
cc:   Ronald Gay
SIGNED AND ACCEPTED
____________________________________________ Date_____________________________
John Hontz, Ph.D.


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